MPLX LP Reports Record Third-Quarter 2017 Financial Results

•	Reported record third-quarter net income of $216 million and adjusted EBITDA of $538 million

•	Reported third-quarter net cash from operating activities of $494 million and distributable cash flow of $442 million

•	Achieved record gathered, processed and fractionated volumes

•	Declared 19th consecutive quarterly distribution increase to $0.5875 per common unit

•	Completed acquisition of joint-interest ownership in certain pipeline and storage facilities from sponsor Marathon Petroleum Corp.

•	Evaluating MPC’s offer of remaining dropdown

FINDLAY, Ohio, Oct. 26, 2017 - MPLX LP (NYSE: MPLX) today reported record third-quarter 2017 net income attributable to MPLX of $216 million compared with $141 million in the third quarter of 2016.

“MPLX delivered strong earnings and cash flow in the third quarter, setting multiple quarterly financial records,” said Gary R. Heminger, MPLX chairman and chief executive officer. “Results were driven by record volumes in our gathering and processing operations and solid contributions from our logistics and storage assets.”

MPLX ended the quarter with strong distribution coverage of 1.33 times and debt-to-pro forma adjusted EBITDA of 3.6 times. Higher earnings and cash flow combined with a disciplined approach to capital investments have increased the partnership’s capacity to fund organic growth with debt and retained cash. As a result, there were no new at-the-market (ATM) transactions during the third quarter.

On Sept. 1, the partnership acquired joint-interest ownership in certain pipeline and storage facilities from sponsor Marathon Petroleum Corp. (NYSE: MPC), for total consideration of $1.05 billion. The remaining identified dropdown, which includes refining logistics assets and fuels distribution services, with total projected annual earnings before interest, taxes, depreciation and amortization (EBITDA) of $1 billion has been offered to MPLX and referred to the conflicts committee of the MPLX board of directors. The transaction is expected to close in the first quarter of 2018.

In conjunction with the closing of this last dropdown, MPLX expects to exchange newly issued common units for MPC’s general partner (GP) economic interests, including incentive distribution rights (IDRs) and its 2 percent general partner interest. These strategic actions are intended to reduce MPLX’s cost of capital and support its attractive distribution growth capabilities over the long term. The planned dropdown and the buy-in of the IDRs are subject to requisite approvals, market and other conditions, including tax and other regulatory clearances.

“We are enthusiastic about our portfolio of organic projects in the most prolific and economic shale plays in the nation and the bold course of strategic actions expected to close by the end of the first quarter,” Heminger said. “As one of the energy sector’s largest diversified master limited partnerships, MPLX is well-positioned to deliver attractive and sustainable long-term returns, enhanced further once the IDR obligation is eliminated.”

The Gathering and Processing (G&P) segment continues to build on its strong footprint in the Marcellus, Permian and STACK shale plays. Total Northeast processing capacity has increased to approximately 5.8 billion cubic feet per day (cfd), up 400 million cfd, an increase of 7 percent, since the beginning of the year.

Additionally, the partnership expects to add approximately 1.5 billion cfd of processing capacity, an increase of 19 percent, in 2018. Of that, approximately 1.2 billion cfd is in the Northeast and approximately 300 million cfd is in the Southwest, which includes the Argo gas processing plant in the Delaware basin and the Omega gas processing plant in the STACK shale play of Oklahoma.

During the quarter, the Logistics and Storage (L&S) segment benefited from the first full quarter of earnings from its indirect interest in the Bakken Pipeline system, which includes the Dakota Access Pipeline. Initial cash distributions related to this investment also were received during the quarter. MPLX also continued to benefit from its recent acquisition of the Ozark pipeline. The project to expand the Ozark pipeline is progressing and is expected to be completed in mid-2018, further expanding the partnership’s throughput capacity and earnings base.

Financial Highlights

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit and ratio data)	2017	2016	2017	2016
Net income attributable to MPLX(a)(b)	$216	$141	$556	$100
Adjusted EBITDA attributable to MPLX(c)	538	375	1,435	1,028
Net cash provided by operating activities(b)	494	305	1,338	975
Distributable cash flow ("DCF")(c)	442	301	1,183	822
Distribution per common unit(d)	0.5875	0.5150	1.6900	1.5300
Distribution coverage ratio(e)	1.33x	1.22x	1.29x	1.22x
Growth capital expenditures(f)	390	332	1,118	934

(a)
The nine months ended Sept. 30, 2016, includes a pretax, non-cash impairment charge of $89 million related to an equity method investment. The nine months ended Sept. 30, 2016, include a pretax, non-cash impairment charge of $130 million, related to the goodwill established in connection with the MarkWest acquisition.

(b)
Amounts have been recast to reflect the March 1, 2017, acquisition of Hardin Street Transportation (HST), Woodhaven Cavern (WHC) and MPLX Terminals (MPLXT) from MPC. The results of HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates, these companies were not considered businesses and therefore there are no financial results from which to recast.

(c)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(d)	Distributions declared by the board of directors of MPLX’s general partner.

(e)	Non-GAAP measure. See calculation below.

(f)
Includes capital expenditures for inland marine business acquired on March 31, 2016, and the pipeline, storage and terminals businesses acquired on March 1, 2017 (collectively with inland marine business, "Predecessor"). Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See capital expenditures table below.

Operational Highlights

•	Reported record gathered volumes in the Marcellus and Utica of 2.3 billion cubic feet per day, a 25 percent increase for the third quarter of 2017 compared with the third quarter of 2016.

•	Reported record processed volumes in the Marcellus and Utica of 5 billion cubic feet per day, a 15 percent increase for the third quarter of 2017 compared with the third quarter of 2016.

•	Reported record fractionated volumes in the Marcellus and Utica of 365,000 barrels per day, a 16 percent increase for the third quarter of 2017 versus the third quarter of 2016.

•	Operated near full utilization at the Sherwood complex with Sherwood IX processing plant expected to be in service in the first quarter of 2018.

•	Commenced operations of the Harpster-to-Lima pipeline and expansions to the East Sparta-to-Heath and Heath-to-Harpster pipelines, and added connectivity via the Wabash-to-Cochin pipeline connection.

Financial Position and Liquidity

As of Sept. 30, MPLX had $3 million in cash, approximately $1.8 billion available through its bank revolving credit facility expiring in July 2022, and $298 million available through its credit facility with MPC. MPLX received net proceeds of approximately $39 million related to its ATM program for second-quarter commitments that settled in the third quarter. No additional common units were issued through this program in the third quarter.

The partnership’s $2.1 billion of available liquidity and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.6 times at Sept. 30, 2017. MPLX remains committed to maintaining an investment-grade credit profile.

Forecast

With one quarter remaining in the year, MPLX’s 2017 financial forecast has not been revised. The partnership anticipates finishing the year above the high end of the ranges provided in the second-quarter 2017 earnings materials with the exception of capital expenditures, which are forecast to be below the range provided. In addition, the partnership expects 2017 distribution growth of approximately 12 percent over the full-year 2016 distributions. For 2018, the partnership expects double-digit distribution growth.

Segment Results

Segment operating income attributable to MPLX LP (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2017	2016	2017	2016
Logistics and Storage(a)	$213	$124	$577	$335
Gathering and Processing(a)	349	293	971	821

(a)	See reconciliation below for details.

L&S segment operating income increased for the third quarter of 2017 compared with the same period in 2016. The increase was primarily due to the acquisition of the MPLX Terminals, Hardin Street Transportation and Woodhaven Cavern businesses on March 1, 2017, and the acquisition of the Ozark pipeline.

G&P segment operating income increased for the third quarter of 2017 compared with the same period in 2016. The increase was predominantly due to record gathered, processed and fractionated volumes, but also included a benefit from increased product margins.

See reconciliation below for detail on items not allocable to, or controllable by, any individual segment, which are therefore excluded when evaluating segment performance.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-888-606-5719 (confirmation number 6033306) or by visiting MPLX’s website at
http://www.mplx.com and clicking on the “2017 Third-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, Nov. 9. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

###

About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a network of crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; crude oil and product storage facilities (tank farms) with approximately 5 million barrels of available storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include approximately 5.9 billion cubic feet per day of gathering capacity, 8 billion cubic feet per day of natural gas processing capacity and 570,000 barrels per day of fractionation capacity.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) loss (income) from equity investments; (viii) distributions from unconsolidated subsidiaries considering principal payments of debt and certain capital expenditures; (ix) distributions of cash received from equity method investments to MPC; (x) unrealized derivative losses (gains); and (xi) acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; and (iv) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including proposed strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown and/or the general partner economic interests; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt to fund anticipated dropdowns on commercially reasonable terms, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX’s capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; our ability to manage disruptions in credit markets or changes to our credit rating; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown and/

or the general partner economic interests; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPLX’s midstream business; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Results of Operations (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit data)	2017	2016(a)	2017	2016(a)
Revenues and other income:
Operating revenue	$585	$485	$1,665	$1,325
Operating revenue - related parties	348	323	1,014	856
Income (loss) from equity method investments	23	6	29	(72)
Other income	24	24	74	72
Total revenues and other income	980	838	2,782	2,181
Costs and expenses:
Operating expenses	318	252	866	681
Operating expenses - related parties	114	109	331	287
Depreciation and amortization	164	151	515	438
Impairment expense	—	—	—	130
General and administrative expenses	59	56	174	172
Other taxes	14	12	40	37
Total costs and expenses	669	580	1,926	1,745
Income from operations	311	258	856	436
Interest and other financial costs	93	64	258	196
Income before income taxes	218	194	598	240
Provision (benefit) for income taxes	1	—	3	(12)
Net income	217	194	595	252
Less: Net income attributable to noncontrolling interests	1	2	3	3
Less: Net income attributable to Predecessor	—	51	36	149
Net income attributable to MPLX LP	216	141	556	100
Less: Preferred unit distributions	16	16	49	25
Less: General partner’s interest in net income attributable to MPLX LP	86	51	222	136
Limited partners’ interest in net income (loss) attributable to MPLX LP	$114	$74	$285	$(61)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.29	$0.22	$0.75	$(0.19)
Common - diluted	0.29	0.21	0.75	(0.19)
Weighted average limited partner units outstanding:
Common units – basic	394	341	378	324
Common units – diluted	395	346	381	324

(a)
Financial results for HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates these companies were not considered businesses and therefore there are no financial results from which to recast. The net income of these businesses is excluded from net income attributable to MPLX LP prior to the March 1, 2017, acquisition from MPC.

Select Financial Statistics (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except ratio data)	2017	2016	2017	2016
Distribution declared:
Common units (LP) - public	$170	$135	$481	$393
Common units - MPC	54	44	152	114
Common units - General partner (GP)	8	—	15	—
GP units - MPC	7	5	18	13
Incentive distribution rights - MPC	81	49	211	135
Total GP and LP distribution declared	320	233	877	655
Redeemable preferred units(a)	16	16	49	25
Total distribution declared	$336	$249	$926	$680

Distribution coverage ratio(b)	1.33x	1.22x	1.29x	1.22x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$494	$305	$1,338	$975
Investing activities	(433)	(289)	(1,837)	(892)
Financing activities	(351)	157	268	82

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$538	$375	$1,435	$1,028
DCF attributable to GP and LP unitholders(c)	426	285	1,134	797

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event, which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Sept. 30, 2017	Dec. 31 2016(d)
Cash and cash equivalents	$3	$234
Total assets	19,238	17,509
Total debt(a)	7,051	4,423
Redeemable preferred units	1,000	1,000
Total equity	10,086	11,110
Consolidated total debt to LTM pro forma adjusted EBITDA(b)	3.6x	2.9x

Partnership units outstanding:
GP units	8	7
Class B units(c)	—	4
MPC-held common units	95	86
GP-held common units	23	—
Public common units	289	271

(a)	Total debt includes $202 million of outstanding intercompany borrowings classified in current liabilities as of Sept. 30, 2017.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $428 million and $435 million of unamortized discount and debt issuance costs as of Sept. 30, 2017, and Dec. 31, 2016, respectively.

(c)
Class B units were issued to and were held by M&R MWE Liberty LLC, an affiliate of The Energy & Minerals Group. The Class B units converted into common units at a rate of 1.09 common units and received $6.20 in cash for each Class B unit in two equal installments, on July 1, 2016 and 2017. Class B units did not receive distributions.

(d)
Financial information has been retrospectively adjusted to include the results of HST, WHC and MPLXT prior to the March 1, 2017, acquisition from MPC, since MPLX and these businesses are under common control.

Operating Statistics (unaudited)
	Three Months Ended Sept. 30				Nine Months Ended Sept. 30
	2017		2016	% Change	2017	2016	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)(a)
Crude oil pipelines	2,046		1,775	15%	1,901	1,665	14%
Product pipelines	1,131		992	14%	1,051	989	6%
Total pipelines	3,177		2,767	15%	2,952	2,654	11%
Average tariff rates ($ per barrel)(a)
Crude oil pipelines	$0.54		$0.55	(2)%	$0.57	$0.57	—%
Product pipelines	0.75		0.69	9%	0.74	0.67	10%
Total pipelines	0.62		0.60	3%	0.63	0.61	3%

Terminal throughput (thousands of barrels per day)	1,496	—	1,517	(1)%	1,470	1,510	(3)%

Barges at period-end	232		217	7%	232	217	7%
Towboats at period-end	18		18	—%	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus Operations	1,005		946	6%	965	922	5%
Utica Operations	1,324		916	45%	1,065	936	14%
Southwest Operations	1,400		1,444	(3)%	1,385	1,455	(5)%
Total gathering throughput	3,729		3,306	13%	3,415	3,313	3%

Natural gas processed (mmcf/d)
Marcellus Operations	3,986		3,273	22%	3,778	3,166	19%
Utica Operations	1,000		1,050	(5)%	982	1,068	(8)%
Southwest Operations	1,331		1,339	(1)%	1,310	1,209	8%
Southern Appalachian Operations	264		244	8%	266	248	7%
Total natural gas processed	6,581		5,906	11%	6,336	5,691	11%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	326		274	19%	310	254	22%
Utica Operations	39		41	(5)%	40	43	(7)%
Southwest Operations	18		19	(5)%	19	17	12%
Southern Appalachian Operations	14		14	—%	15	16	(6)%
Total C2 + NGLs fractionated	397		348	14%	384	330	16%

(a)	Pipeline throughput and tariff rates for the three and nine months ended Sept. 30, 2016, have been recast to reflect the acquisition of HST.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2017	2016	2017	2016
L&S segment operating income attributable to MPLX LP	$213	$124	$577	$335
G&P segment operating income attributable to MPLX LP(a)	349	293	971	821
Segment portion attributable to equity affiliates	(47)	(41)	(125)	(130)
Segment portion attributable to Predecessor(b)	—	74	53	216
Income (loss) from equity method investments	23	6	29	(72)
Other income - related parties	13	11	38	29
Unrealized derivative (losses) gains(c)	(17)	(2)	2	(23)
Depreciation and amortization	(164)	(151)	(515)	(438)
Impairment expense	—	—	—	(130)
General and administrative expenses	(59)	(56)	(174)	(172)
Income from operations	$311	$258	$856	$436

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of Predecessor is excluded from segment operating income attributable to MPLX LP prior to the acquisition dates.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2017	2016	2017	2016
Net income	$217	$194	$595	$252
Depreciation and amortization	164	151	515	438
Provision (benefit) for income taxes	1	—	3	(12)
Amortization of deferred financing costs	13	11	38	34
Non-cash equity-based compensation	4	3	10	9
Impairment expense	—	—	—	130
Net interest and other financial costs	80	53	220	162
(Income) loss from equity method investments	(23)	(6)	(29)	72
Distributions from unconsolidated subsidiaries	70	33	136	111
Distributions of cash received from equity method investments to MPC	(13)	—	(13)	—
Other adjustments to equity method investment distributions	8	—	8	—
Unrealized derivative losses (gains)(a)	17	2	(2)	23
Acquisition costs	2	—	6	(1)
Adjusted EBITDA	540	441	1,487	1,218
Adjusted EBITDA attributable to noncontrolling interests	(2)	(2)	(5)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	(64)	(47)	(187)
Adjusted EBITDA attributable to MPLX LP	538	375	1,435	1,028
Deferred revenue impacts	8	1	25	8
Net interest and other financial costs	(80)	(53)	(220)	(162)
Maintenance capital expenditures	(24)	(25)	(59)	(58)
Other	—	(2)	—	(2)
Portion of DCF adjustments attributable to Predecessor(b)	—	5	2	8
DCF	442	301	1,183	822
Preferred unit distributions	(16)	(16)	(49)	(25)
DCF attributable to GP and LP unitholders	$426	$285	$1,134	$797

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The Adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$494	$305	$1,338	$975
Changes in working capital items	(42)	68	(41)	59
All other, net	(11)	4	(43)	(18)
Non-cash equity-based compensation	4	3	10	9
Net gain on disposal of assets	—	1	1	1
Net interest and other financial costs	80	53	220	162
Current income taxes	—	3	1	4
Asset retirement expenditures	1	2	2	4
Unrealized derivative losses (gains)(a)	17	2	(2)	23
Acquisition costs	2	—	6	(1)
Distributions of cash received from equity method investments to MPC	(13)	—	(13)	—
Other adjustments to equity method investment distributions	8	—	8	—
Adjusted EBITDA	540	441	1,487	1,218
Adjusted EBITDA attributable to noncontrolling interests	(2)	(2)	(5)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	(64)	(47)	(187)
Adjusted EBITDA attributable to MPLX LP	538	375	1,435	1,028
Deferred revenue impacts	8	1	25	8
Net interest and other financial costs	(80)	(53)	(220)	(162)
Maintenance capital expenditures	(24)	(25)	(59)	(58)
Other	—	(2)	—	(2)
Portion of DCF adjustments attributable to Predecessor(b)	—	5	2	8
DCF	442	301	1,183	822
Preferred unit distributions	(16)	(16)	(49)	(25)
DCF attributable to GP and LP unitholders	$426	$285	$1,134	$797

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The Adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Capital Expenditures (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2017	2016	2017	2016
Capital Expenditures(a):
Maintenance	$24	$23	$59	$58
Growth	351	323	1,002	889
Total capital expenditures	375	346	1,061	947
Less: Increase in capital accruals	22	7	55	—
Asset retirement expenditures	1	2	2	4
Additions to property, plant and equipment	352	337	1,004	943
Capital expenditures of unconsolidated subsidiaries(b)	101	34	306	94
Total gross capital expenditures	453	371	1,310	1,037
Less: Joint venture partner contributions	39	16	132	45
Total capital expenditures, net	414	355	1,178	992
Less: Maintenance capital	24	23	60	58
Total growth capital expenditures	$390	$332	$1,118	$934

(a)	Includes capital expenditures of Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership-operated subsidiaries.